Exhibit 99.1

2008-1	Contact:	R. Scott Amann

Vice President, Investor Relations
(713) 513-3344

CAMERON AWARDED $190 MILLION CONTRACT FOR SUBSEA EQUIPMENT OFFSHORE VENEZUELA

HOUSTON (January 2, 2008) — Cameron (NYSE: CAM) has been awarded a contract worth more than $190 million to provide subsea equipment and services to Petroleos De Venezuela S. A. (PDVSA), the Venezuelan national oil company.

Under the contract, which consists of three packages, Cameron will provide ten subsea Christmas trees, wellheads, associated production control systems, in-field jumpers and flowline connection systems, along with engineering and project management services, for PDVSA’s Dragón and Patao natural gas development projects. Initial equipment delivery and installation is slated to begin in the first quarter of 2008, with additional deliveries of subsea trees and associated equipment to continue through 2009.

These two fields are part of the development plan for PDVSA’s Mariscal Sucre Project, which involves the exploitation of four large natural gas fields offshore Venezuela.

Cameron Chairman and Chief Executive Officer Sheldon R. Erikson said, “Cameron has been a long-time supplier to PDVSA’s operations in onshore regions and in the Lake Maracaibo area, and we are pleased to have been chosen to provide the subsea systems for Venezuela’s first subsea field development.”

Cameron (NYSE: CAM) is a leading provider of flow equipment products, systems and services to worldwide oil, gas and process industries.

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Website: www.c-a-m.com

In addition to the historical data contained herein, this document includes forward-looking statements regarding future revenues of the Company resulting from this contract made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company’s actual results may differ from those described in forward-looking statements. These statements are based on current expectations of the Company’s performance and are subject to a variety of factors, some of which are not under the control of the Company. Such factors include the Company’s ability to successfully manufacture and deliver, and PDVSA’s acceptance of, the subsea systems ordered.

Because the information herein is based solely on data currently available, it is subject to change as a result of changes in conditions over which the Company has no control or influence, and should not therefore be viewed as assurance regarding the Company’s future performance. Additionally, the Company is not obligated to make public indication of such changes unless required under applicable disclosure rules and regulations.